EXHIBIT 10.13

Execution Copy

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered as of the 29th day of October, 2010, by and between RWG Energy, Inc., a Delaware corporation (“Seller”), and Milagro Producing, LLC, a Delaware limited liability company (“Buyer”).

WITNESSETH THAT:

WHEREAS, Seller is the owner of the Interests, as hereinafter defined; and

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Interests on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

ARTICLE 1
INTERESTS

1.1           Interests Defined.  As used herein, the term “Interests” means the aggregate of all right, title and interest owned (i) by Seller’s wholly-owned limited liability company, WG Pipeline, LLC, a Texas limited liability company (“WG Pipeline”), in and to the Gathering System, as hereinafter defined, and (ii) by Seller in, to and under the following:

(a)           The oil and gas leases, the oil, gas and mineral leases, and the licenses, permits and orders (the “Leases”) which authorize or relate to the exploration for and production of oil, gas and other minerals from the lands described in Exhibit A (the “Land”);

(b)           All wells, personal property, fixtures, pipelines, inventory, equipment and improvements located on the Leases or the Land, or used or obtained in connection with the ownership, exploration, development or operation of the Leases or the Land, or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water or any other substances produced therefrom or attributable thereto;

(c)           To the extent assignable, all contracts, agreements, leases, licenses, easements, rights under orders of regulatory authorities having jurisdiction with respect to, and other properties and rights of every nature whatsoever in or incident to the ownership, exploration, development, use or occupancy of the Leases or the Land or any interest therein, or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water or any other substance produced therefrom or attributable thereto, including, without limitation, all mineral, royalty, overriding royalty, production payment, net profits and other rights and interests in or to share in the proceeds from the sale of production from the Leases or the Land, and all rights relating to gas underproduction (including the right to balance in kind or by cash payment);

(d)           All other rights and interests of every nature whatsoever owned by Seller relating to the Leases or the Land or the ownership or operation thereof, including, but not limited to, surface leases, undeveloped leasehold, environmental emission credits and the Chico Yard, (as hereinafter defined); and

(e)           All of the properties, interests and rights described in (a) through (d) above as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of said properties, interests or rights are subject; any and all renewals and extensions of any of said properties, interests or rights; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described above; and all rights, titles and interests accruing or attributable to the Leases by virtue of being included in any unit.

1.2           Exception; Reservation.  There is hereby excepted from the Interests and reserved unto Seller: (i) all accounts receivable accruing prior to the Closing Date; (ii) all claims accruing prior to the Effective Date that may be satisfied by the payment of money; (iii) all hydrocarbon production from or attributable to the Interests with respect to all periods prior to the Effective Time, including all proceeds attributable thereto and all hydrocarbons owned by Seller and in storage at the Effective Time; (iv) all personal property and equipment located in the Chico Yard; and (v) any refunds or additional revenues accruing to the Interests and any adjustments for expenses paid by Seller to the extent  attributable to the period prior to the Effective Time.

1.3           Property Defined.  As used herein, the term “Property” shall mean each individual well or unit scheduled separately on Exhibit A, together with all of the Leases, real and personal property, fixtures, equipment and other rights and interests related exclusively thereto.

1.4           Chico Yard.  The Chico Yard is described in Exhibit A-1, attached hereto.

1.5           Gathering System.  Natural gas produced from certain of the Properties is gathered through the gathering system described in Exhibit A-2, which is owned by WG Pipeline (the “Gathering System”).

ARTICLE 2
SALE AND PURCHASE OF THE INTERESTS

2.1           Agreement for Sale and Purchase; Effective Time.  Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller on the Closing Date (as hereinafter defined) the Interests.  The effective time of the sale and purchase of the Interests shall be 7:00 a.m. local time (in each locality where the various items of the Interests are located) on October 1, 2010 (the “Effective Time”).

2.2           Purchase Price.  The purchase price for the Interests (the “Purchase Price”) shall be the sum of (i) Forty Three Million Seven Hundred Fifty Thousand and No/100 Dollars ($43,750,000) (the “Base Price”), less (ii) the Net Adjustment (as hereinafter defined).  The Purchase Price shall be paid by Buyer by wire transfer of immediately available funds at the Closing (as hereinafter defined).

2.3           Net Adjustment.  The Net Adjustment shall be the sum of the adjustment amounts described in Section 3.4 (Title Defects), Section 7.6 (Operations Subsequent to the Effective Time) and Section 8.5 (Environmental Defects).

2.4           Agreed Values.  The Base Price has been allocated by the parties among the various items of the Interests as set out in Schedule 2.4.  The amounts so allocated and are referred to herein as the “Agreed Values” of such items of the Interests.

2.5           Deposit.  Contemporaneously with the execution of this Agreement, Buyer is delivering to an escrow account established by Seller in a mutually acceptable financial institution, in immediately available funds in accordance with wire instructions furnished by Seller, the sum of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000) as a deposit toward the Purchase Price (together with interest earned thereon, the “Deposit”).  The Deposit shall be held in the interest bearing escrow account and shall not be commingled with the other funds of Seller pending Closing or other determination hereunder with respect to entitlement to the Deposit.  The Deposit shall be credited against the amount of the Purchase Price paid at Closing as provided in Section 12.4.  In the event that Buyer shall fail to close the transaction contemplated hereby in accordance with the terms of this Agreement, and provided that the conditions precedent to the obligations of Buyer as set forth in Article 9 hereof have been fulfilled or Seller is ready, willing and able to comply with all such conditions precedent, Seller shall be entitled to retain the Deposit as liquidated damages pursuant to Section 11.2 as Seller’s sole and exclusive remedy.

ARTICLE 3
TITLE EXAMINATION; ADJUSTMENTS

3.1           Title Materials.  From the date hereof to the Closing Date, Seller shall provide Buyer full opportunity to examine the books, records and files of Seller insofar as they pertain to the Interests.  Seller makes no warranty or representation, express or implied, with respect to the accuracy or completeness of any title information, records or other data made available to Buyer in connection with this Agreement.

3.2           Title Defects; Defensible Title.

(a)           As used herein, the term “Title Defect” shall mean any lien, claim, defect, encumbrance, security interest, burden or deficiency such that Seller does not have Defensible Title (hereinafter defined), as distinguished from technically marketable title, to any Property; provided, no Permitted Encumbrance (hereinafter defined) shall constitute a Title Defect.

(b)           As used herein, the term “Defensible Title” shall mean clear and unencumbered title to a Property in Seller, such that: (i) after giving effect to existing spacing orders, operating agreements, unit agreements, unitization orders and pooling designations, and subject to the limitations, if any, described in Exhibit A or any other the other Schedules attached hereto, and after taking into account all royalty interests, overriding royalty interests, net profit interests, production payments and other burdens on production, Seller is entitled to a share (expressed as a decimal) of all oil, gas and other minerals produced from such Property which is not less than the Net Revenue Interest set out in Exhibit A in connection with the description of such Property; (ii) Seller owns an undivided interest (expressed as a decimal) equal to the Working Interest set out in Exhibit A in connection with the description of such Property in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable thereto; (iii) Seller is obligated for a fraction of the costs relating to the exploration, development and operation of such Property no greater than the Working Interest set out in Exhibit A in connection with the description of such Property; and (iv) except as shown in Exhibit A, Seller’s interest in such Property and in the production therefrom is not subject to being reduced by virtue of reversionary interests owned by third parties.

(c)           As used herein, the term “Permitted Encumbrances” means: (i) matters described without material omission in any of the Exhibits or Schedules attached hereto; (ii) royalties, overriding royalties, net profits interests, production payments and other burdens on production which do not reduce Seller’s Net Revenue Interest in any Property to less than that described in Exhibit A; (iii) liens for taxes, assessments, labor and materials where payment is not delinquent; (iv) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements, and other similar agreements which are not required by the terms of this Agreement to be disclosed on any Schedule hereto, provided (A) they contain terms and conditions reasonably customary in the oil and gas industry and in the area where the Property affected thereby is located, (B) they do not materially adversely affect or burden the ownership or operation of the Property affected thereby and do not reduce Seller’s Net Revenue Interest in any Property to less than that described in Exhibit A or increase Seller's Working Interest in an Property to more than set forth on Exhibit A, (C) all amounts due and payable by Seller thereunder have been paid, and (D) Seller is not in material default thereunder; (v) regulatory authority of governmental agencies not presently or previously violated, easements, surface leases and rights, plat restrictions and similar encumbrances, provided that they do not  detract from the value or  increase the cost of operation of the Property affected thereby or otherwise adversely affect the operation thereof; (vi) consents to assignment required from state and federal governments, Indian tribes and similar authorities that customarily are obtained following the delivery of an assignment; (vii) conventional rights of reassignment obligating Seller to reassign or offer to reassign its interest in any Lease prior to a release or abandonment of such Lease; (viii) preferential rights to purchase that are waived or for which the time for exercise has lapsed prior to the Closing; (ix) title to a Property being held of record by a farmor or third party under a binding contractual obligation to assign such Property to Seller which is disclosed on Schedule 3.2(c); and (x) liens, charges, encumbrances and irregularities in title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the ownership of Seller in or the receipt of production revenues from the Property affected thereby.  Any lien, charge, claim, encumbrance or irregularity in title that has not (A) been asserted by any claimant, or (B) resulted in the interruption in the receipt of production revenues by Seller, its affiliates or predecessors in title, and (C) in each case at any time within the period commencing ten (10) years prior to the date of this Agreement, shall be conclusively deemed to be a Permitted Encumbrance hereunder.

3.3           Title Examination; Notice of Defects.

(a)           Promptly after execution of this Agreement, Buyer shall, at Buyer’s sole cost and expense, commence and pursue such examination of title to the Interests as Buyer deems necessary or proper.  Buyer will conclude its title review and give notice to Seller of any asserted Title Defects affecting the Interests not later than seven (7) business days prior to the date scheduled for the Closing in Section 12.1 (the “Title Notice Date”).  Each such notice shall include a brief description of each Title Defect of which notice is being given, the action required to cure such Title Defect and the proposed adjustment to the Base Price by reason of the existence of such Title Defect.  Buyer shall be deemed to have waived any Title Defects existing with respect to the Interests except to the extent such Title Defects are set out in a notice given on or prior to the Title Notice Date.  Notwithstanding the foregoing, Buyer shall not be entitled to assert Title Defects with respect to any particular Property unless the aggregate value of all Title Defects affecting such Property exceeds the lesser of (i) the Agreed Value of such Property, or (ii) $20,000.

(b)           Seller shall have a period of five (5) business days after the Title Notice Date to cure all or any portion of the Title Defects described in any notice(s) of Title Defects properly given by Buyer prior to such date.  All costs and expenses incurred by Seller in connection with curing Title Defects shall be borne and paid by Seller and shall not give rise to a Purchase Price adjustment under Section 7.6.  In the event Seller is unable or unwilling to cure any of the asserted Title Defects prior to the expiration of the cure period, the parties shall proceed in accordance with Section 3.4.

3.4           Adjustments.

(a)           If any uncured Title Defect is based on Buyer’s properly substantiated notice that Seller owns a Net Revenue Interest in any Property less than that shown on Exhibit A with respect to such Property, then the Agreed Value of such Property shall be reduced in the same proportion that the actual Net Revenue Interest bears to the Net Revenue Interest shown therefor on Exhibit A and the amount of such reduction shall constitute the adjustment amount with respect to such Title Defect.

(b)           If any uncured Title Defect involves a claim against or uncertainty with respect to Seller’s title to a particular Property, the parties shall attempt to negotiate a mutually acceptable reduction in the Agreed Value of the affected Property by reason of such defect.  In the event the parties agree on an appropriate reduction in the Agreed Value, such amount shall constitute the amount of the adjustment with respect to such Title Defect.  If the parties are unable to agree on an appropriate reduction and Buyer elects not to waive the Title Defect, then Seller shall have the option of either (i) proceeding to Closing with respect to such Property but reducing the Base Price by the adjustment amount proposed by Buyer (not to exceed the Agreed Value of such Property), or (ii) excluding the affected Property from the Interests and reducing the Base Price by the Agreed Value thereof.

(c)           Notwithstanding the provisions of subsections (a) and (b) above: (i) Buyer shall not be entitled to any adjustment of the Purchase Price at the Closing by reason of asserted Title Defects affecting any single Property unless the sum of the adjustments to the Base Price for Title Defects affecting such Property exceeds the sum of $20,000; and (ii) Buyer shall not be entitled to any adjustment of the Purchase Price at the Closing by reason of asserted Title Defects unless the sum of all Title Defect adjustments with respect to all of the Properties exceeds the sum of $100,000.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

4.1           Organization; Authority to Conduct Business.  Seller is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified as a foreign corporation and in good standing under the laws of the State of Texas.  Seller has the power and authority under its governing organizational documents and applicable law to own and use its properties and to transact the business in which it is engaged, and, to Seller’s knowledge, holds all franchises, licenses and permits necessary and required therefor.

4.2           Agreement Authorized; Binding Effect.  This Agreement has been duly authorized, executed and delivered by Seller and all requisite corporate action has been taken to authorize the execution hereof, the transactions contemplated hereby and all things necessary or desirable in order to accomplish the sale of the Interests, and Seller otherwise has good right and lawful authority to consummate the same and does not conflict with any current organizational documents.  This Agreement constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and all instruments required hereunder to be executed and delivered by Seller at the Closing will constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their terms.

4.3           Status of Properties; No Liens.  Seller has not since the Effective Time made any assignment, conveyance or encumbrance of the Interests.  To Seller’s knowledge, the Leases to which production has been attributed for purposes of calculating the working interests and net revenue interests in Exhibit A are in full force and effect, and have not been released, cancelled terminated, and  the Interests are not subject to or burdened by any mortgage, security interest or other lien, except such liens (i) as may constitute a Permitted Encumbrance, or (ii) as will be released at Closing.

4.4           Brokers and Finders.  Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which Buyer shall have any responsibility whatsoever.

4.5           Compliance With Agreements and Laws.  Seller is not in material default under any of the Leases or under any material agreement, contract or commitment to which any part of the Interests is subject, and Seller has not received any notice of any claim of such default.  To Seller’s knowledge, all wells included in the Interests have been drilled, completed and operated, and where applicable plugged, and all production therefrom has been accounted for and paid to the persons entitled thereto, and the Properties have been operated, in substantial compliance with all applicable Federal, Indian, state and local laws and applicable rules and regulations of the Federal, Indian, state and local regulatory authorities having jurisdiction thereof and Seller has not received any notice of any violation of such laws or regulations which remains outstanding or unremediated.

4.6           Sale of Production.  Seller is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Properties at any time after the Effective Time without receiving full payment therefor at the time of delivery and except as disclosed in Schedule 4.6, there are no production sales agreements that cannot be cancelled within a 90 day period.

4.7           Production and Ad Valorem Taxes.  All ad valorem, property, production, severance and similar taxes based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom have been timely paid and all required returns and reports related thereto filed.

4.8           Material Executory Contracts Relating to the Interests.  Except for the executory contracts described in Schedule 4.8, and for operating agreements, gas purchase and sale contracts and similar operating and disposition of production contracts containing terms and provisions reasonably customary in the industry which have been made available to Buyer as part of Seller’s files,  there are no material contracts or agreements affecting the Interests for which Buyer will have any responsibility or liability after the Closing.  Except as disclosed in Schedule 4.8, to Seller’s knowledge there are no express provisions under any Lease or other agreement that require the drilling of any well or the conduct of any other operations involving a capital expenditure in excess of $50,000 with respect to the Interests.

4.9           Claims or Litigation.  Except as described in Schedule 4.9, there is no suit, action or other proceeding before any court or governmental agency relating to the Interests nor, to Seller’s knowledge, is there any claim, dispute, suit, action or other proceeding  threatened against Seller or pending or threatened against any of the Interests or which might result in the impairment or loss of Seller’s title to any of the Interests or the value thereof, or increase the cost of ownership or operation thereof.

4.10           Environmental Matters.

(a)           As used herein, the term “Applicable Environmental Laws” means (i) all federal statutes regulating or prescribing restrictions regarding the use of the Properties or other activities affecting the environment (air, water, land, animal and plant life), including the following:  the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act, (ii) any regulations promulgated under such federal statutes, (iii) any state law counterparts of such federal statutes and the regulations promulgated thereunder, (iv) any other state or local statutes, rules, regulations or ordinances regulating the use of or affecting the environment, and (v) all common law rights, duties and obligations regarding the use of or matters affecting the environment.  The term “Applicable Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a governmental entity.

(b)           Except as set forth on Schedule 4.10, there are no agreements, consents or administrative orders, injunctions, decrees, judgments, or other directives of any governmental entities or third parties based on any Applicable Environmental Laws, that require any material change in the present condition or remediation of any of the Properties, and Seller has not received from any governmental entity (including, without limitation, the Environmental Protection Agency) or third party any written notice, threat or claim advising Seller that its or, where Seller in a non-operator, the operator's, hydraulic fracturing process has caused any groundwater pollution or that the surface has been or may be contaminated because of the release, improper storage or disposal of chemicals used in its hydraulic fracturing process or that it is or may be responsible for damages, remediation or response costs under Applicable Environmental Laws or as the result of hydraulic fracturing or the release, improper storage or disposal on the surface of chemicals used in its hydraulic fracturing process as a result of Seller’s ownership or operation of the Properties, which notice or claim remains outstanding and unremediated.

(c)           Except as set forth on Schedule 4.10, (i) to Seller’s knowledge (A) there has not occurred any event in the use and operation of the Properties, and (B) there does not exist on the Properties, any condition that constitutes a violation of Applicable Environmental Laws or any groundwater pollution or deleterious effect on the environment from any release on the surface of chemicals utilized in hydraulic fracturing, and (ii) Seller is not aware of any release, disposal or improper storage on the surface of chemicals utilized in hydraulic fracturing, in each instance that reasonably could be expected to require or result in any compliance action or remediation cost in excess of $25,000.

4.11           Other Representations and Warranties

(a)           Except as set forth on Schedule 4.11(a), Seller has not received any notice, claim or demand for rental or royalties not properly paid or for improper deductions from royalties.

                (b)           Except as set forth on Schedule 4.11(b), with respect to Properties operated by Seller, proceeds from the sale or use of production produced from, or attributable to, the Properties are being paid by Seller in compliance with the terms of the Leases and other creating or governing instruments without suspension.

(c)           There are no wells on the Properties that currently need or are required to be plugged; provided, however, that there is expressly excluded from this representation and warranty the wells listed in Schedule 4.11(c) as being temporarily abandoned (“TA”) or shut in (“SI”).

(d)           Except as set forth on Schedule 4.11(d), of the date of this Agreement, there are no outstanding AFE's or other commitments to make capital expenditures relating to the Properties which Seller reasonably anticipates will individually require expenditures by the owner of the Properties after the Effective Date in excess of $50,000.

(e)           The continuous development obligation under the Participation Agreement dated May, 15, 2003 by and between WE Energy Holdings, Inc. and Chief Holdings LLC is currently in effect.

(f)           To Seller’s knowledge, there currently are no offset well obligations relating to the Interests.  Seller has received no notices, claims of demands therefor.

(g)           To Seller’s knowledge, there are no tax partnerships affecting the Properties.

(h)           To Seller’s knowledge, Schedule 4.11(h) sets forth all preferential rights and transfer requirements applicable to the Properties including preferential rights and transfer requirements contained in easements, rights-of-way or equipment leases included in the Properties.

(i)           Other than set forth on Schedule 3.2(c), no title to a Property is being held of record by a farmor or third party under a binding contractual obligation to assign such Property to Seller and Seller does not owe any assignment of any nature to any third party that has not been conveyed and placed of record.

(j)           Schedule 4.11(j) accurately sets forth in all material respects all of Seller’s natural gas production and pipeline imbalances as of the Effective Date arising with respect to the Properties and, except as disclosed in Schedule 4.11 (j), (i) no person is entitled to receive any material portion of Seller’s hydrocarbons produced from the Properties or to receive material cash or other payments to “balance” any disproportionate allocation of hydrocarbons produced from the Properties under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any material quantities of gas or to pay any material penalties or other material amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Properties, and (iii) Seller is not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Properties in excess of the contract requirements, (iv) there are no payout balances the satisfaction of which will result in a loss or diminution of Seller’s title, or any portion thereof, to any of the Properties.

           (k)           There is no actual or to Seller’s knowledge, no threatened, taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

           (l)           Seller has not received written notice that there has been any change proposed in the production allowable for any wells listed on Exhibit A.

Any representation of Seller in this Article 4 that relates to Properties in which Seller is a non-operator under a joint operating agreement or similar agreement is limited to the knowledge of Seller.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1           Organization; Qualification.  Buyer is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware and is, or will be prior to the Closing, qualified to do business and in good standing in the State of Texas.

5.2           Agreement Authorized; Binding Effect.  This Agreement has been duly authorized, executed and delivered by Buyer and all requisite limited liability company action has been taken to authorize the execution hereof, the transactions contemplated hereby and all things necessary or desirable in order to accomplish the purchase of the Interests, and Buyer has all necessary authority under its organizational and other governing documents and otherwise has good right and lawful authority to consummate the same.  This Agreement constitutes the valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and all instruments required hereunder to be executed and delivered by Buyer at the Closing will constitute valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms.

5.3           Brokers and Finders.  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which Seller shall have any responsibility whatsoever.

5.4           Available Funds; No Financing Contingency:  Buyer has or has arranged to have available at the Closing sufficient funds to enable Buyer to pay in full at the Closing the entire amount of the Purchase Price in immediately available funds without the necessity of additional financing and without contingency to the availability of funds under any financing arrangements currently in place.

ARTICLE 6
COVENANTS OF SELLER PENDING CLOSING

Seller covenants and agrees with Buyer that from and after the date of this Agreement and until the Closing, Seller will conduct its business and manage the Interests subject to the following provisions and limitations:

6.1           Ordinary Course.  To the extent operated by Seller, the Properties will be maintained and operated in a good and workmanlike manner consistent with existing practices and to the extent to properties not operated by Seller, Seller will use commercially reasonable efforts to cause the Properties to be maintained and operated in a good and workmanlike manner consistent with existing practices.

6.2           Restrictions on Operations.  Except with Buyer’s prior written consent, no operations will be conducted for the drilling of any new well, the reworking or redrilling of any existing well or the making of any other capital expenditure on the Properties requiring an expenditure in excess of $50,000 for any single project.  Subject to the foregoing, insofar as any of the following described actions would affect the Interests, Seller will not waive any rights or enter into any new agreements or commitments other than in the ordinary course of business, abandon any well capable of commercial production (based upon prevailing economic conditions), release or abandon any Properties, or encumber, sell or otherwise dispose of any of the Properties other than personal property thereon which is replaced by equivalent property or consumed in the operation of such Properties in the ordinary course of business.  Buyer hereby consents to the conduct of the operations described on Schedule 4.11(d).

6.3           Maintenance of Files.  Seller will exercise reasonable diligence in safeguarding and maintaining secure all files, books and records currently maintained.

6.4           Access of Buyer.  Buyer shall have access to the employees, offices, properties, records, files, geological and geophysical data, engineering reports and evaluations, books of account, and all other information of Seller and its operating affiliate pertaining to the Interests; provided, however, that such investigation shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Seller’s normal operations.  Seller shall reasonably assist Buyer in making such investigation and shall cause the counsel, accountants, employees and other representatives of Seller to be reasonably available to Buyer for such purposes.  During such investigation, Buyer shall have the right, at Buyer’s sole cost and expense, to make copies of such records, files and other materials as Buyer may deem advisable.

ARTICLE 7
ADDITIONAL AGREEMENTS OF THE PARTIES

7.1           Return of Informational Material.  If this Agreement is not consummated, Buyer shall return to Seller all of the items of information which Seller has delivered to Buyer hereunder, including all copies of same made by Buyer.

7.2           Confidentiality of Information.  If the purchase and sale of the Interests as contemplated by this Agreement is not completed, Buyer (i) will keep the information furnished to Buyer hereunder or in contemplation hereof strictly confidential, except to the extent such information (A) becomes public other than as a result of dissemination by Buyer, (B) was already known to Buyer other than as a result of a breach of a confidentiality restriction, or (C) is furnished to Buyer by a third party independently of Buyer’s investigation pursuant to this Agreement, and (ii) will not use any of such information to Buyer’s financial advantage or in competition with Seller.  Notwithstanding the provisions of Section 14.6 hereof, this provision shall not be construed as superseding or limiting the provisions of any confidentiality agreement heretofore executed by and between Buyer and Seller.

7.3           Compliance with Conditions.  Buyer and Seller, respectively, will proceed diligently using commercially reasonable efforts to cause all of the conditions to the obligations of Seller and Buyer, respectively, to be timely satisfied.

7.4           Capital Expenditures.  During the period from the execution of this Agreement to the Closing Date, Seller will consult with Buyer from time to time with respect to any operation proposed to be conducted on the Properties which reasonably is expected to require an expenditure in excess of $50,000 for any single project, and will provide Buyer with all information reasonably available to Seller with respect thereto.  Buyer shall, within ten (10) days after receipt of Seller’s recommendation for conducting or participating in any such project, or within such lesser period as may be required by the terms of any applicable agreement, approve or disapprove such project.  Failure of Buyer to respond within the time required will be deemed to constitute disapproval by Buyer of the project.  In the event Seller recommends and Buyer approves such project, Seller shall conduct, propose or elect to participate in such project and shall incur and pay as they become due the expenditures associated therewith, which expenditures shall be taken into account for purposes of the adjustment described in Section 7.6.  In the event Seller recommends and Buyer disapproves such project, Buyer shall have the right to exclude the affected Property from the sale hereunder and reduce the Base Price at the Closing by the Agreed Value thereof.

7.5           Preferential Rights to Purchase.  In the event any item of the Interests is subject to a preferential right to purchase, then immediately after the execution of this Agreement by Seller and Buyer, Seller will give all required notices with respect to such preferential right and will afford the person(s) holding such rights to exercise same based on the Agreed Value of the Property subject thereto.

7.6           Adjustments for Operations Subsequent to the Effective Time.  The following adjustments shall be made to the Base Price:

(a)           The Base Price shall be adjusted upward by all amounts actually paid by Seller in respect of (i) actual direct operating expenses and capital expenditures (other than those prohibited by the terms hereof), (ii) overhead or indirect expenses paid pursuant to the terms of existing operating or similar agreements, and (iii) ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of property, the production or removal of hydrocarbons or the receipt of proceeds therefrom; all to the extent such expenditures relate to the ownership or operation of the Interests during the period from the Effective Time to the Closing Date.  Where Seller is the operator of a Property, the Base Price shall be adjusted upward by the amount of overhead expense that would have been payable by Seller if Seller were not the operator.  Ad valorem taxes shall be prorated on the basis of time, and if the taxes cannot be determined for the current taxable year, then the amount thereof for the taxable year most recently ended shall be used in determining ad valorem taxes attributable to a particular period of time.

(b)           The Base Price shall be adjusted downward by all production and sale proceeds actually received by Seller (including proceeds from sale or salvage of any personal property forming a part of the Interests as well as the hydrocarbons produced therefrom and attributable thereto) to the extent such proceeds relate to production, ownership or operation of the Interests during the period from the Effective Time to the Closing Date.  Proceeds received by Seller after the Effective Time for the sale of production in storage at the Effective Time shall remain the property of Seller and shall not give rise to an adjustment.

7.7           Operations.  Following the Closing, Seller will use commercially reasonable efforts to assist Buyer in succeeding Seller as the operator of all Properties operated by Seller.

7.8           Investigation by Buyer; Disclaimer. By proceeding with the Closing, Buyer acknowledges and agrees that it has (i) made such inquiry and investigation as Buyer shall have deemed necessary and prudent with respect to the Interests and the acquisition thereof pursuant to the terms of this Agreement, including, without limitation, the value, condition and productive capacity thereof and the oil and natural gas reserves expected to be produced therefrom, (ii) formed its own independent judgment concerning the acquisition of the Interests pursuant to the terms of this Agreement, and (iii) not relied upon any representation, warranty or covenant made by Seller or any of its officers, directors, employees or agents, or any of their respective representatives, concerning the Interests or any matter related thereto, except for the express representations, warranties and covenants made by Seller under this Agreement.

7.9           Revenues in Suspense.  At the Closing, Seller will deliver to Buyer all revenues then held in suspense by Seller and relating to the Interests, together with a current suspense register detailing the suspense accounts.  Buyer agrees to pay when due to the owners thereof, or otherwise in accordance with applicable law, all suspense revenues so delivered by Seller and to indemnify and hold harmless Seller with respect to the payment thereof up to but not exceeding the amount delivered by Seller.

ARTICLE 8
ENVIRONMENTAL REVIEW; ADJUSTMENTS

8.1           Physical Condition of the Properties.  The Properties have been used for oil and gas drilling, production, gathering and processing operations, related oil field operations and possibly for other operations, whether of a similar or dissimilar nature.  Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses.  The Properties also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not be known to Seller or be readily apparent by a physical inspection of the Properties.  Third parties may have used the Properties or the surface rights thereon for other purposes as well.  Buyer understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Properties nor the effect any such use has had on the physical condition of the Properties.  Buyer is hereby notified that detectable amounts of regulated and unregulated chemicals and other substances which may pose a threat to health or to plants or wildlife, or which are known to cause illnesses, diseases, cancer, birth defects and other reproductive harm, may be found in, on or around the Properties.  Adverse physical conditions, including the presence of such chemicals and other substances, may not be revealed by Buyer’s investigation.  In addition, Buyer acknowledges that some oil field production equipment may contain various contaminants or hazardous substances, including without limitation, asbestos and/or naturally-occurring radioactive material (“NORM”).  In this regard, Buyer expressly understand that NORM may affix or attach itself to the inside of wells, materials, pipes and equipment as scale or in other forms, and that wells, materials, pipes and equipment located on the Properties may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Properties.  Buyer also expressly understands that special procedures may be required for the removal and disposal of various contaminants or hazardous substances, including without limitation asbestos and NORM, from the Properties where it may be found.  The statements in this Section 8.1 are intended as disclosures of possible conditions existing on the Properties and not an admission or acknowledgment that any such conditions actually exist.

8.2           Environmental Assessment.  Buyer shall have the right, at Buyer’s sole cost, risk, and expense, to undertake an environmental assessment of the Properties during the period prior to the Closing.  Buyer and its agents shall have the same right as Seller to enter upon the Properties, inspect the same, conduct soil and water sampling, analysis and monitoring, and generally conduct such tests, examinations, investigations and studies as Buyer deems necessary for preparing reports and making judgments relating to the Properties, their condition, and the presence of chemicals and other substances.  Seller shall cooperate with Buyer and its agents in seeking to obtain third party consents for access to those parcels of land within the Properties to which Seller may not presently have access.  Buyer and its agents shall have reasonable access to Seller’s agents and employees in the course of conducting Buyer’s environmental assessment.  Buyer shall keep any data or information acquired in the course of such examinations and the results of all analyses of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of Seller, except that Buyer may disclose to authorities having jurisdiction such information as is required by law or by court order at the same time that Buyer provides such information to Seller.  If Buyer determines that conditions on a Property do not satisfy the environmental standards set forth in Section 8.4 in any material respect, then Buyer may notify Seller of such condition by providing Seller, on or prior to the Title Notice Date, a written “Notice of Environmental Defect” setting forth in detail the facts giving rise to the claimed defect, the environmental standard which Buyer claims is not satisfied, any Applicable Environmental Law which Buyer contends has been breached or violated, and a written estimate of the proposed remediation cost of such defect prepared by an independent environmental consulting firm.  Buyer shall be deemed to have accepted without objection the environmental conditions described in Schedule 4.10.

8.3           Access; Indemnification.  Access to the Properties to conduct Buyer’s environmental assessment shall be subject to the following conditions:  Buyer waives and releases all claims against Seller and its stockholders, directors, officers, employees, contractors and agents, for injury to or death of persons or damage to property arising in any way from the exercise of rights granted to Buyer hereby or the activities of Buyer or its employees, agents or contractors on the Properties, provided that Buyer does not hereby assume the risk of damage, injury or death attributable to the willful misconduct or gross negligence of Seller, its stockholders, directors, officers, employees, contractors or agents.  Buyer shall indemnify Seller, its stockholders, directors, officers, employees, contractors and agents, and shall hold each and all of said indemnities harmless from and against any and all loss whatsoever arising out of (i) any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Buyer may conduct with respect to the Properties, and (ii) any injury to or death of persons or damage to property occurring in, on or about the Properties as a result of such exercise or activities (except for any such injuries or damages caused by the gross negligence or willful misconduct of any said indemnities).  Notwithstanding any provision of this Agreement to the contrary, the foregoing obligation of indemnity shall survive the Closing or the termination of this Agreement without Closing.

8.4.           Environmental Standards.  This section sets out the environmental standards applicable to the Properties for purposes of this Agreement.

(a)           The Properties shall not have been used for the generation, treatment, storage or disposal of a Hazardous Substance (as defined below) in a manner or to an extent that would subject Seller to liability for violation of any Applicable Environmental Laws.  Except as disclosed in Schedule 4.10, there shall not have been any release or discharge of a Hazardous Substance from the Properties in a manner or to an extent that would subject Seller to liability for violation of any Applicable Environmental Laws.  “Hazardous Substance” shall mean any hazardous substance, pollutant, contaminant, solid or hazardous waste, hazardous waste constituents, hazardous material or toxic substance subject to regulation or liability under Applicable Environmental Laws in force as of the date hereof, including asbestos, NORM and any other substance or material that would constitute or cause a health, safety or environmental hazard on or at the Properties under Applicable Environmental Laws.

(b)           Except as set forth on Schedule 4.10, there are no agreements, consents or administrative orders, injunctions, decrees, judgments, or other directives of any governmental entities based on any Applicable Environmental Laws, that require any material change in the present condition or remediation of any of the Properties, and Seller has not received from any governmental entity or any third party any written notice or claim advising Seller that it is responsible for damages or response costs under Applicable Environmental Laws as a result of Seller’s ownership or operation of the Properties, which notice or claim remains outstanding and unremediated.

(c)           Except as set forth on Schedule 4.10, there has not occurred any event in the use and operation of the Properties, and there does not exist on the Properties, any condition that constitutes a violation of Applicable Environmental Laws that reasonably could be expected to require or result in any compliance action or remediation cost in excess of $25,000.

8.5           Properties Subject to Environmental Defect.  Seller shall have a period of five (5) business days after the Title Notice Date to cure or remediate the environmental defect(s) set out in any Notice of Environmental Defect timely and properly given by Buyer.  All costs and expenses incurred by Seller shall be borne and paid by Seller and shall not give rise to a Purchase Price adjustment under Section 7.6.  In the event Seller is unable or unwilling to cure or remediate any such defect prior to Closing, one of the following shall occur:

(a)           The parties shall agree upon an adjustment to the Purchase Price to compensate Buyer (i) for the defect and all future liability associated therewith or resulting therefrom, and (ii) for agreeing to indemnify, defend and hold harmless Seller from and against any and all loss, cost, liability or expense associated therewith or resulting therefrom.

(b)           If the parties are unable to reach agreement pursuant to (a) above, then the affected Property shall be excluded from the Interests and the Base Price reduced by the Agreed Value thereof; provided, however, that Buyer shall have the right at any time prior to Closing to proceed to Closing on the subject Property with the adjustment proposed by Seller (if any) or to waive and assume responsibility for the Defect and proceed to Closing on such Property without an adjustment.

(c)           Notwithstanding the provisions of subsections (a) and (b) above: (i) Buyer shall not be entitled to any adjustment of the Purchase Price at the Closing by reason of asserted Environmental Defects affecting any single Property unless the sum of the adjustments to the Base Price for Environmental Defects affecting such Property exceeds the sum of $25,000; and (ii) Buyer shall not be entitled to any adjustment of the Purchase Price at the Closing by reason of asserted Environmental Defects unless the sum of all Environmental Defect adjustments with respect to all of the Properties exceeds the sum of $100,000.  The aggregate limitation at (ii) above shall not be construed to prohibit the exclusion under subsection (b) above of one or more Properties in the event the parties cannot reach agreement on the amount of the adjustment with respect to any such Property or Properties, even if the sum of the Agreed Values of all such Properties is less than $100,000.

(d)           From and after the Closing, Buyer shall be solely responsible for and shall indemnify, defend and hold harmless Seller from and against any and all loss, cost, liability or expense associated with or resulting from the environmental condition of the Properties at and as of the Closing, regardless of when the claim or condition giving rise to such claim arose, except to the extent Seller’s failure to disclose such condition constitutes a breach of the representations and warranties made by Seller in Section 4.10.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:

9.1           Representations and Warranties of Seller.  At and as of the Closing Date, the representations and warranties of Seller contained in Article 4 hereof shall be true and correct in all material respects as though made on such date.

9.2           Performance of This Agreement.  Seller shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by Seller under the terms of this Agreement on or prior to the Closing Date.

ARTICLE 10
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Seller to waive any one or more of such conditions:

10.1           Representations and Warranties of Buyer.  The representations and warranties of Buyer contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date.

10.2           Performance of This Agreement.  Buyer shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by Buyer under the terms of this Agreement on or prior to the Closing Date.

ARTICLE 11
TERMINATION

11.1.           Noncompliance by Seller.  Buyer may terminate this Agreement by written notice to Seller if the conditions to Buyer’s obligations under this Agreement, as set forth in Article 9 hereof, shall not have been complied with or performed in all material respects (and Seller shall not be prepared to comply with or perform the same) by the date on which the Closing is to occur (as set forth in Section 12.1), and such non-compliance or non-performance shall not have been waived in writing by Buyer.  Under such circumstances, Buyer shall be entitled to a return of the Deposit, which shall be Buyer’s sole remedy hereunder.

11.2.           Noncompliance by Buyer.  Seller may terminate this Agreement by written notice to Buyer if the conditions to Seller’s obligations under this Agreement, as set forth in Article 10 hereof, shall not have been complied with or performed in all material respects (and Buyer shall not be prepared to comply with or perform the same) by the date on which the Closing is to occur (as set forth in Section 12.1), and such non-compliance or non-performance shall not have been waived in writing by Seller.  In such event, Seller shall retain the Deposit as liquidated damages for Buyer’s failure to purchase the Interests in accordance with the terms of this Agreement.  The parties hereto agree that time is of the essence for the consummation of the transactions contemplated hereby, that the amount of damages caused by Buyer’s breach would be very difficult to calculate exactly, and that the provision for liquidated damages contained in this Section 11.2 shall not be construed as a penalty provision.  Such right to liquidated damages shall be Seller’s sole remedy hereunder.

11.3           Excessive Title/Environmental Defects.  In the event the sum of (i) the Title Defect adjustments to be made at Closing (including the Agreed Value of Properties excluded pursuant to Section 3.4(b)), and (ii) the Environmental Defect adjustments to be made at Closing (including the Agreed Value of Properties excluded pursuant to Section 8.5(b)), exceeds the sum of $2,500,000, then either Seller or Buyer may terminate this Agreement by written notice to the other given at or prior to the Closing, in which event Buyer shall be entitled to a return of the Deposit.

11.4           Termination By Mutual Agreement.  This Agreement may be terminated at any time prior to the Closing by mutual written agreement of the parties, in which event Buyer shall be entitled to a return of the Deposit.

11.5           Obligations Following Termination. In the event this Agreement is terminated pursuant to the provisions of Section 11.1, 11.2, 11.3 or 11.4, neither party shall have any further rights or obligations under this Agreement, with the exception of (i) the respective obligations of the parties as expressly set out in Section 11.1 or 11.2, as applicable, and (ii) Buyer’s obligations under Sections 7.1, 7.2 and 8.3, all of which shall survive such termination.

11.6           Cooperation by Buyer.  In the event of termination of this Agreement, Seller shall be free to sell the Interests to any third party without any limitation under or by reason of this Agreement.  Buyer shall cooperate with Seller in effectuating any such sale by promptly executing any instrument reasonably requested by Seller evidencing the termination of this Agreement or Buyer’s right to acquire the Interests.

11.7.           Arbitration.  In the event this Agreement is terminated by Buyer pursuant to Section 11.1 hereof or by Seller pursuant to Section 11.2 hereof and a dispute exists between the parties with respect to entitlement to the Deposit, such dispute shall be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration proceedings shall be conducted in Oklahoma City, Oklahoma, by a single arbitrator agreed to by the parties, or if they are unable to agree, selected by the AAA.  The arbitrator shall be a businessman or attorney experienced in transactions involving the sale and purchase of oil and gas properties.  The arbitrator shall be instructed to make a determination that either Buyer is entitled to return of the entire Deposit or Seller is entitled to retain the entire Deposit.  The decision of the arbitrator shall be conclusive and binding on the parties.  The general expenses of arbitration, including the fees of the AAA if necessitated by reason of the failure of the parties to agree upon an arbitrator, shall be borne equally by Seller and Buyer; however, each party shall bear and pay the fees and expenses of its own witnesses, legal counsel and of the collection and presentation of its evidence.

ARTICLE 12
CLOSING

12.1           Date and Place.  The Closing shall be held at 9:00 o’clock a.m. on December 8,  2010 (the date on which the Closing actually occurs is referred to herein as the “Closing Date”).  The Closing shall take place in the offices of McAfee & Taft A P.C., Seller’s counsel, at 10th Floor, Two Leadership Square, Oklahoma City, Oklahoma.

12.2           Satisfaction of Conditions.  Not later than two (2) business days prior to the Closing Date, each party shall provide the other party such evidence of satisfaction of conditions under Articles 9 and 10 hereof as the other party shall have reasonably and timely requested.

12.3           Assignment.  At the Closing, Seller shall deliver to Buyer a fully executed and acknowledged Assignment, Conveyance and Bill of Sale, in the form attached hereto as Exhibit B, assigning the Interests to Buyer.

12.4           Determination and Payment of Purchase Price.  On the day that is two (2) business days prior to the date scheduled for the Closing, Seller shall furnish to Buyer (i) a summary of the Base Price adjustments to be effected at the Closing pursuant to Sections 3.4, 7.6 and 8.5 hereof, and (ii) based upon the information at (i), a calculation of the Purchase Price.  Buyer and Seller shall work together diligently and in good faith prior to the Closing in an effort to agree upon the amount of the adjustments necessary to determine the Purchase Price, and if they do so agree, the agreed amount thereof, less the Deposit, shall be paid by Buyer to Seller by wire transfer of immediately available funds at the Closing.  If the parties cannot agree on the adjustment amounts necessary to determine the Purchase Price, the Closing shall occur as scheduled based on Seller’s reasonable, good faith estimate of the Purchase Price (“Seller’s Estimate”) and the difference between Seller’s Estimate and Buyer’s calculation of the Purchase Price shall be deposited in escrow with a mutually-agreeable corporate escrow agent pending a final determination of the Purchase Price.  In such event the final Purchase Price shall be determined either (i) by subsequent agreement of the parties, or (ii) by binding arbitration pursuant to an arbitration proceeding initiated and conducted in accordance with the Commercial Arbitration Rules of the AAA.  The arbitration proceedings shall be conducted in Oklahoma City, Oklahoma, by a single arbitrator agreed to by the parties, or if they are unable to agree, selected by the AAA.  The arbitrator shall be a businessman or attorney experienced in transactions involving the sale and purchase of oil and gas properties.  The decision of the arbitrator shall be conclusive and binding on the parties.  In the event arbitration is necessary to determine the Purchase Price, prior to initiating the arbitration, each party shall furnish to the other a statement of such party’s calculation of the final Purchase Price.  All fees and expenses of the arbitration, including attorneys’ fees, expert witness fees and all other out-of-pocket expenses of both parties, shall be paid by the party whose calculation of the Purchase Price bears the greatest difference from the Purchase Price determined by the arbitrator.  The award of the arbitrator shall not be subject to appeal or judicial review of any nature and shall be promptly furnished to the escrow agent who shall make distribution of the escrowed funds in a manner consistent with such award.

12.5           Lien Releases.  Seller shall deliver to Buyer a duly executed release of each unreleased lien granted by Seller and covering or affecting the Properties and, where any such lien or mortgage is filed in the real estate records of the county, such release shall be executed and acknowledged and in a form suitable for recording.

12.6           Letters in Lieu.  Seller shall execute and deliver to Buyer at the Closing, on forms prepared by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Interests from and after the Effective Time.

12.7           Transfer of Operations.  Seller shall execute and deliver to Buyer all forms required by state or federal law or regulations to reflect the resignation of Seller as operator of the Properties operated by Seller at and as of the Closing, and Seller will use its commercially reasonable efforts in accordance with Section 7.7 of this Agreement to support Buyer in being designated or elected operator of such Properties under applicable operating and similar agreements. The parties shall execute and deliver at Closing a Transition Services Agreement in the form attached hereto as Exhibit C for the provision by Seller of accounting and operational services for a period no longer than 90 days.

12.8           Gathering System.  Seller shall cause WG Pipeline to execute and deliver to Buyer a recordable form of assignment, in a form reasonably satisfactory to Buyer, of all easements, rights-of-way, equipment and other real and personal property owned by WG Pipeline and comprising or relating to the Gathering System.

12.9           Chico Yard.  Seller shall execute and deliver to Buyer a recordable form of special warranty deed, in a form reasonably satisfactory to Buyer, to the Chico Yard.

12.10           Suspense Funds.  Seller will deliver the suspense funds to Buyer, pursuant to Section 7.9.

12.11           Other Actions.  Seller and Buyer shall take such other and further actions as may be necessary or convenient to effectuate the Closing and consummate the transactions contemplated hereby.

ARTICLE 13
POST-CLOSING MATTERS

13.1           Sales Taxes.  It is understood that the Purchase Price does not include sales taxes, if any, that may be imposed on account of the transactions contemplated hereby.  Buyer will be responsible for all such taxes, will remit same to the proper governmental authorities within the time allowed by law for payment thereof and will hold Seller harmless with respect thereto, including any penalties or interest assessed for late payment.

13.2           Receipts and Disbursements.  If, after the Closing, Buyer receives any funds relating to operations on or production from the Interests prior to the Effective Time, or Seller receives any funds relating to operations on or production from the Interests after the Effective Time, then the party receiving such funds shall account therefor and pay the same to the other party promptly after receipt thereof.  Likewise, if Buyer shall be required to pay any amount relating to items of the Interests which accrued to the owner of the Interests before the Effective Time (and not otherwise assumed by Buyer herein), or if Seller shall be required to pay any amount relating to items of the Interests which accrued to the owner of the Interests after the Effective Time (and not otherwise prohibited by the terms of this Agreement), then the party making such payment shall invoice the other party for the amount of such payment and the party receiving such invoice promptly shall pay the same.  Notwithstanding the foregoing, there shall be no accounting for amounts received or paid which have already been taken into account in calculating the Purchase Price.  In determining the amount paid by a party accruing during a period of time in respect of ad valorem taxes, the taxes shall be prorated as provided in Section 7.6.

13.3   Allocation of Liability.   Except with respect to environmental liability assumed by Buyer in connection with the Closing, as provided in Section 8.5(d), Seller shall remain liable and responsible for all costs and expenses attributable to the ownership or operation of the Interests prior to the Effective Time, including, without limitation  (i) claims, investigations, administrative proceedings, arbitration or litigation or damages directly or indirectly arising out of, or resulting from, actual or claimed personal injury, illness or death; other torts, private rights of action given under any law, or violation of any law; or property damage, damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business; (ii) claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices paid by affiliates; (iii) the net negative amount of all production, pipeline, plant, or other balancing obligations not disclosed in Schedule 4.11(j); (vi) property expenses, costs and liabilities of Seller relating to the ownership and operation of the Interests and the producing, transporting and marketing of hydrocarbons from the Interests; (v) tax obligations; and (vi) claims for indemnification, contribution, or reimbursement from any third person with respect to liabilities, losses, costs and expenses described in the preceding clauses (i) through (vi), whether pursuant to contract or otherwise in each instance for periods prior to the Effective Time (“Seller Retained Liabilities”).  Buyer shall be liable and responsible for all costs and expenses attributable to the ownership or operation of the Interests after the Effective Time, including, without limitation, the plugging and abandonment of all wells located on the Properties and the restoration of the surface in accordance with the terms of the Leases and applicable law.

13.4           Books and Records.  Seller shall deliver to Buyer, as soon as practicable after the Closing Date (but in no event more than ten (10) days after the Closing Date), all original books, files, records and other information of Seller (including, without limitation, land, geological, engineering and accounting files, records and other material) relating to the Interests; provided, however, that Seller shall not be required to deliver to Buyer original accounting files and records for any period prior to the closing date, including, without limitation, collection of receivables, management of payables, recording and disbursement of revenues, preparation of financial statements, the conduct of audits and the filing of tax returns.  Seller shall deliver to Buyer copies of requested accounting files and records for the period commencing on the effective date and ending on the closing date and shall deliver original accounting files and records for periods subsequent to the closing date. Seller shall, when reasonably requested by Buyer, provide copies of the retained accounting files and records.  For a period of four (4) years after the delivery of such files and records, Buyer shall permit Seller reasonable access to such files and records solely for tax and accounting purposes, but such right of access shall not constitute an obligation of Buyer to maintain such files in the same form as maintained by Seller prior to delivery thereof.

ARTICLE 14
MISCELLANEOUS

14.1           Notices.  All communications required or permitted to be given under this Agreement shall be in writing and delivered, mailed or transmitted to the parties at the addresses set out below.  Notices shall be deemed given when received except that notices given by facsimile transmission on weekends, holidays or after 5:00 p.m. Central Time, shall be deemed received on the next business day.  If delivered by commercial delivery service or mailed by registered or certified mail, the delivery receipt shall be evidence of the date of receipt.  Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

(a)           Notices to Seller:

RWG Energy, Inc.
Meridian Tower, Suite 650
5100 E. Skelly Drive
Tulsa, OK 74135
Attn:  Mr. Drake N. Smiley, Sr. Vice President
Fax No. (918) 663-9540

With copy to:

C. David Stinson, Esq.
McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
Oklahoma City, OK 73102
Fax No. (405) 235-0439

(b)           Notices to Buyer:

Milagro Producing, LLC
1301 McKinney, Suite 500
Houston, TX 77010
Attn: Senior Vice President – Business Development
Fax No. (713) 750-1601

14.2           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

14.3           Counterparts.  This Agreement may be executed in any number of counterparts which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

14.4           Expenses.  Each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated hereby.

14.5           Section Headings.  The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

14.6           Superseding Effect.  This Agreement supersedes any prior agreement or understanding between the parties with respect to the subject matter hereof.

14.7           Governing Law; Enforcement.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas applicable to contracts made and to be performed entirely therein.  The prevailing party in any litigation initiated to enforce rights under or collect damages for breach of this Agreement shall be entitled to reimbursement from the non-prevailing party of all costs and expenses, including attorneys’ fees, incurred by the prevailing party in connection with such litigation.

14.8           Exhibits and Schedules.  The Exhibits and Schedules referred to herein are attached hereto and by this reference made a part hereof.

14.9           Announcements.  Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued by either party concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party.

14.10           Survival.  Except with respect to the representations and warranties made by Seller in Section 4.7 hereof, which shall survive for the applicable limitations period for the collection of such taxes, the representations and warranties of Seller set out in Article 4 hereof shall survive the Closing for a period of one (1) year.  Accordingly, Buyer shall have no claim against Seller for breach of warranty or inaccuracy of representation made by Seller in said Article 4 unless Buyer gives Seller written notice of such claim, with such specificity as may be reasonable under the circumstances (including an estimate of the amount thereof), prior to 5:00 p.m. Central Time on the day that is one (1) year from the Closing Date, or if such day is not a business day, then prior to 5:00 p.m. Central Time on the first business day following the day that is one (1) year from the Closing Date.  The representations and warranties of Buyer set out in Article 5 hereof shall survive the Closing indefinitely.  The respective covenants of Seller and Buyer under this Agreement shall survive the Closing without limitation (for this purpose, nothing contained in Article 4 hereof shall be deemed to be a covenant).

14.11           Indemnification.  Seller shall indemnify, defend and hold Buyer harmless against any damage, deficiency, loss, cost, liability and expense, including court costs and attorneys’ fees, directly resulting from (i) any inaccuracy of representation or breach of warranty made by Seller under this Agreement, subject to the limitations set out in Section 14.10, (ii) any breach of covenant on the part of Seller hereunder, and (iii) the Seller Retained Liabilities.  Buyer agrees to indemnify, defend and hold Seller harmless against any damage, loss, cost, liability and expense, including court costs and attorneys’ fees, resulting from (i) any inaccuracy of representation or breach of warranty made by Buyer under this Agreement, (ii) any breach of covenant on the part of Buyer hereunder, (iii) the post-Effective Time liabilities allocated to Buyer pursuant to Section 13.3, and (iii) the environmental liabilities assumed by Buyer pursuant to Section 8.5(d).

14.12           Knowledge Qualifier.  Any representation or warranty made by Seller in this Agreement that is qualified by the phrase, “to Seller’s knowledge” or other similar language shall mean to the actual knowledge of any of the following described officers of Seller: (i) Larry E. Lee, President and CEO; (ii) G. Les Austin, Senior Vice President and CFO; (iii) Larry G. Rampey, Senior Vice President, Operations; or (iv) Drake N. Smiley, Senior Vice President, Land and Legal.

14.13           Further Assurances.  After the Closing the parties shall, at the sole cost and expense of the requesting party if more than an immaterial expense is involved, (i) furnish such additional information, (ii) execute and deliver such additional documents, and (iii) perform such additional acts, as may be necessary and reasonably requested by the other party or parties to effect the transaction contemplated by this Agreement.

14.14           Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to herein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (i) no waiver of any claim or right under this Agreement will be valid unless evidenced by a writing signed by the waiving party, (ii) no waiver given by a party will be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

14.15           Public Announcements.  In the event that either party wishes or is required to make a regulatory filing, issue a press release or include information concerning the transaction contemplated hereby in another document prior to Closing or at Closing, such party will endeavor to provide the other with a draft of the filing, press release or other document for review at least one (1) business day before its filing, release or delivery.  The parties will attempt in good faith to expeditiously reach agreement on such statement and the contents thereof.  Subject to the further terms of this Agreement and the Confidentiality Agreement, failure to provide comments back to the other party within one (1) business day of receipt of the filing, press release or other document will be deemed consent to the public disclosure of the filing, press release or other document and the content thereof. Executed as of the date first above written.

SELLER:

RWG Energy, Inc., a Delaware corporation

By	/s/ Drake N. Smiley
Senior Vice President

BUYER

Milagro Producing, LLC, a Delaware limited liability company

By	/s/ Marshall Munsell
Senior Vice President

LIST OF EXHIBITS AND SCHEDULES

Exhibits

A                Properties; Description; WI and NRI

A-1             Description of Chico Yard

A-2             Description of Gathering System

B                Form of Assignment, Conveyance and Bill of Sale

C                Form of Transition Services Agreement

Schedules

2.4                Agreed Values

3.2(c)           Properties for Which Title is Held by a Third Party

4.6                Long-Term Production Sale Contracts

4.8                Material Executory Contracts; Commitments

4.9                Pending and Threatened Claims/Litigation

4.10               Environmental Matters

4.11(a)          Royalty Claims/Demands

4.11(b)          Proceeds Not Being Paid Currently; Suspense

4.11(c)          Temporarily Abandoned and Shut-in Wells

4.11(d)          Outstanding AFEs/Capital Expenditure Commitments

4.11(h)          Preferential Rights; Consents to Assign

4.11(j)            Production/Pipeline Imbalances; Payout Balances

EXHIBIT A

Properties, Descriptions; WI and NRI
Lease Descriptions

Intentionally Omitted

EXHIBIT A-1

Legal Description:	Intentionally Omitted

EXHIBIT A-2

Gathering System Map;
Easements and Rights of Way

Intentionally Omitted

EXHIBIT B

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE (this “Assignment”) is from RWG Energy, Inc., a Delaware corporation (“Assignor”), to Milagro Producing, LLC, a Delaware limited liability company (“Assignee”), having a mailing address of 1301 McKinney, Suite 500, Houston, Texas 77010.

1.           Granting Clause.  Assignor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the exceptions and reservations hereinafter set forth, does hereby grant, bargain, sell, convey, set over, assign and transfer unto Assignee all of Assignor’s right, title and interest in, to and under the properties, rights and interests described in 1.1 through 1.5 below (subject to such exceptions and reservations, hereinafter called the “Interests”):

1.1           The oil and gas leases, the oil, gas and mineral leases, and the licenses, permits and orders (the “Leases”) which either are described in Exhibit A or which authorize or relate to the exploration for and production of oil, gas and other minerals from the lands described in Exhibit A (the “Land”);

1.2           All wells, personal property, fixtures, pipelines, inventory, equipment and improvements located on the Leases or the Land, or used or obtained in connection with the ownership, exploration, development or operation of the Leases or the Land, or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water or any other substances produced from the Leases or the Land or attributable thereto;

1.3           To the extent assignable, all contracts, agreements, leases, licenses, easements, rights under orders of regulatory authorities having jurisdiction with respect to, and other properties and rights of every nature whatsoever in or incident to the ownership, exploration, development, use or occupancy of the Leases or the Land or any interest therein, or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water or any other substance produced therefrom or attributable thereto, including, without limitation, all mineral, royalty, overriding royalty, production payment, net profits and other rights and interests in or to share in the proceeds from the sale of production from the Leases or the Land, and all rights and obligations relating to gas underproduction and overproduction (including the right and obligation to balance in kind or by cash payment);

1.4           All other rights and interests of every nature whatsoever owned by Assignor relating to the Leases or the Land or the ownership or operation thereof, including, but not limited to, surface leases, yards and undeveloped leasehold; and

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1.5           All of the properties, interests and rights described in 1.1 through 1.4 above as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of said properties, interests or rights are subject; any and all renewals and extensions of any of said properties, interests or rights; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described above; and all rights, titles and interests accruing or attributable to the Leases by virtue of being included in any unit;

excepting and reserving, however, unto Assignor: (i) all accounts receivable relating to the properties, interests and rights described in 1.1 through 1.5 above and accruing prior to the Effective Time; (ii) all claims accruing prior to the Effective Time that may be satisfied by the payment of money; (iii) all hydrocarbon production from or attributable to the properties, interests and rights described in 1.1 through 1.5 above with respect to all periods prior to the Effective Time, including all proceeds attributable thereto and all hydrocarbons owned by Assignor and in storage at the Effective Time; (iv) all personal property and equipment located in Assignor’s Chico Yard; and (v) any refunds or additional revenues accruing to the properties, interests and rights described in 1.1 through 1.5 above, including any adjustments for expenses paid by Assignor and relating to the period prior to the Effective Time.

TO HAVE AND TO HOLD the Interests unto Assignee, its successors and assigns, forever.

2.           No Warranty.  This Assignment is made and delivered without warranty of any kind, express or implied.

3.           Personal Property Disclaimer.  ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES AS TO PERSONAL PROPERTY AND FIXTURES INCLUDED IN THE INTERESTS: (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE;  (iii) ANY IMPLIED OR EXPRESS WARRANTY AS TO CONDITION; and (iv) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.  By acceptance hereof, Assignee agrees that to the extent required to be operative, the disclaimers of warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule or order.

4.           Allocation of Liability.  Except with respect to environmental liability assumed by Assignee in connection with the Closing, as hereinafter provided, Assignor shall remain liable and responsible for all costs and expenses attributable to the ownership or operation of the Interests prior to the Effective Time, including, without limitation: (i) claims, investigations, administrative proceedings, arbitration or litigation or damages directly or indirectly arising out of, or resulting from, actual or claimed personal injury, illness or death; other torts, private rights of action given under any law, or violation of any law; or property damage, damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business; (ii) claims of improper calculation or payment of royalties (including

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overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices paid by affiliates; (iii) the net negative amount of all production, pipeline, plant, or other balancing obligations; (vi) property expenses, costs and liabilities of Assignor relating to the ownership and operation of the Interests and the producing, transporting and marketing of hydrocarbons from the Interests; (v) tax obligations; and (vi) claims for indemnification, contribution, or reimbursement from any third person with respect to liabilities, losses, costs and expenses described in the preceding clauses (i) through (vi), whether pursuant to contract or otherwise in each instance for periods prior to the Effective Time (“Assignor Retained Liabilities”).  Assignee shall be liable and responsible for: (i) any and all obligations and liabilities of Assignor relating to the condition of or the restoration of the Land, or the remediation of any condition thereon, including, without limitation, (A) obligations and liabilities under applicable environmental laws, rules and regulations, (B) obligations and liabilities under other laws (including the common law), rules and regulations, and (C) obligations and liabilities relating to the plugging of wells, and (ii) all costs and expenses attributable to the ownership or operation of the Interests after the Effective Time.  The provisions of this Section 4 are not intended to limit or abrogate (y) any contrary agreement between Assignor and Assignee with respect to the responsibility for certain pre-Effective Time obligations or liabilities, or (z) any claim that Assignee may have against Assignors for inaccuracy of representation or breach of warranty made outside of this Assignment and relating to the environmental or other condition of the Land.

5.           Separate Assignments.  Separate assignments of the Interests or portions thereof on officially approved forms may be executed by Assignor and delivered to Assignee as necessary to satisfy applicable statutory or regulatory requirements.  Such assignments shall be deemed to contain all of the rights, titles, limitations and privileges set forth herein as fully as though they were set forth in each such assignment.  The interests conveyed by such separate assignments are the same as, and not in addition to, the Interests conveyed herein.

6.           Further Assurances.  Assignor will execute, acknowledge and deliver such further conveyances and other instruments as may be reasonably necessary more fully to assure to Assignee, its successors or assigns, all of the respective properties, rights, titles, interests, estates, remedies, powers and privileges by this Assignment granted, bargained, sold, conveyed, set over, assigned and transferred to or otherwise vested in Assignee, or intended so to be.

7.           Effective Time.  This Assignment shall be effective for all purposes as of 7:00 a.m., Central Daylight Time, on October 1, 2010  (the “Effective Time”).

8.           Counterparts.  This Assignment may be executed in several original counterparts, all of which are identical except that to facilitate filing and recording, counterparts to be filed and recorded in the appropriate records of each county may have included in Exhibit A only those portions of Exhibit A that contain descriptions of the Interests which are subject to the recording acts and located in said county.  Every counterpart of this Assignment shall be deemed to be an original for all purposes, and all such counterparts together shall constitute one and the same instrument.  A counterpart of this Assignment with all portions of Exhibit A attached thereto will be kept at the offices of Assignee at the address indicated above.

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9.           Miscellaneous.

9.1           Assignor hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable, the benefit of and the right to enforce the covenants and warranties, if any, which Assignor is entitled to enforce with respect to the Interests against Assignor’s predecessors in title to the Interests.

9.2           Assignor shall be entitled to all revenues attributable to production from the Interests prior to the Effective Time.  Assignee shall be entitled to all revenues attributable to production from the Interests from and after the Effective Time.  Any party receiving production revenues or other amounts allocated to the other party under the terms of this Assignment promptly shall remit the same to the party entitled thereto.

9.3           References herein to liens, encumbrances, agreements and other matters shall not be deemed to ratify or acknowledge any such lien, encumbrance, agreement or other matter, or to create any rights in any third party.

9.4           Unless provided otherwise, all recording references in Exhibit A are to the real property records of the counties in which the Interests are located.

9.5           This Assignment shall be binding upon and shall inure to the benefit of Assignor and Assignee, and their respective successors and assigns.

EXECUTED by Assignor on the date reflected in the acknowledgment of execution, but effective for all purposes as of the Effective Time.

“ASSIGNOR”

RWG Energy, Inc., a Delaware corporation

By_________________________________
Drake N. Smiley, Senior Vice President

“ASSIGNEE”

Milagro Producing, LLC, a Delaware limited liability company

By_________________________________
Marshall Munsell, Senior Vice President -
Business Development

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ACKNOWLEDGMENTS

STATE OF OKLAHOMA                  )
)    ss.
COUNTY OF OKLAHOMA               )

The foregoing instrument was acknowledged before me this ___ day of December, 2010, by Drake N. Smiley, Senior Vice President of RWG Energy, Inc., a Delaware corporation, on behalf of the corporation.

______________________________________
Notary Public
Commission No._______________

My commission expires:
__________________________

STATE OF OKLAHOMA                  )
)    ss.
COUNTY OF OKLAHOMA               )

The foregoing instrument was acknowledged before me this ___ day of December, 2010, by Marshall Munsell, Senior Vice President of Milagro Producing, LLC, a Delaware limited liability company, on behalf of the company.

______________________________________
Notary Public
Commission No._______________

My commission expires:
__________________________

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EXHIBIT C

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this "Agreement"), dated as of ________, 2010, is entered into by and between RWG Energy, Inc, a Delaware corporation ("Service Provider") and Milagro Producing, LLC, a Delaware limited liability company ("Buyer").  Service Provider and Buyer are referred to collectively herein as the "Parties," and each a "Party."

RECITALS

WHEREAS, pursuant to that certain Purchase and Sale Agreement (the "Purchase Agreement") dated as of October 28, 2010, by and between Service Provider and Buyer, Buyer has acquired certain Interests from Service Provider; and

WHEREAS, Buyer has requested that Service Provider continue certain operations with respect to the Interests for a limited time following Closing, upon the terms and conditions set forth herein.

NOW THEREFORE, for and in consideration of the premises and of the mutual promises, covenants, conditions, and agreements of the Parties contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

ARTICLE 1

PROVISION OF TRANSITION SERVICES

Section 1.1 Provision of Transition Services.  From and after the Closing Date and until the end of the date set forth in Schedule 1 with respect to each service described therein (the "Transition Period"), Service Provider will provide (or cause to be provided) to Buyer the services described on Schedule 1 (the "Transition Services").  In no event shall Transition Services include field services.  It is expressly understood that with respect to Properties operated by Service Provider prior to the Closing, Buyer shall assume field operations of such Properties promptly after the Closing and shall file appropriate forms and reports with the Texas Railroad Commission and other applicable state and federal agencies to be officially designated as the operator of such Properties.  In this regard, it is assumed that Buyer will employ Seller’s field employees responsible for the Properties effective as of the Closing Date.  In no event shall Service Provider be required to advance funds on behalf of Buyer or incur any obligations or liabilities on behalf of Buyer in connection with providing Transition Services hereunder.

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Section 1.2 Employees; Equipment and Facilities.  Service Provider shall utilize the same or substantially the same personnel (“Transition Personnel”), equipment and facilities to provide the Transition Services as employed and utilized by Service Provider immediately prior to the Closing.  There shall not be deemed or construed to be an express or implied contract of employment between Buyer and any Transition Personnel or any other employee or Person employed by Service Provider.  No Transition Personnel shall receive, or be entitled to receive (whether before, during, or after the Transition Period) any payment, benefit, or other compensation of any type directly from Buyer on account of the Transition Services.

Section 1.3 Representatives.  Service Provider shall, during normal business hours during the term of this Agreement, keep representatives available (whether by telephone, in person, or electronic communication) to receive communications and respond to inquiries from Buyer regarding the Transition Services.

Section 1.4 Standard of Performance.  Service Provider shall provide, or cause to be provided, the Transition Services in compliance in all respects with applicable Laws, in good faith, and in accordance with past practices in the ordinary course of its oil and gas exploration and production business.  Notwithstanding the foregoing, Buyer acknowledges that Service Provider and its Affiliates are not professional providers of the types of services included in the Transition Services and that the personnel providing such services have other responsibilities and will not be dedicated full-time to performing the Transition Services.

Section 1.5 Independent Contractor Relationship.  The Parties acknowledge and agree that Service Provider shall provide the Transitions Services as an independent contractor.  Service Provider shall have the sole discretion and responsibility to determine the specific manner and means by which the Transition Services are to be performed and the authority to control, oversee, and direct the performance of the details of the Transition Services, Buyer being only interested in the results obtained.  Except to the extent required to enable Service Provider to perform its duties as set forth in this Agreement, neither Party is the agent of the other.

ARTICLE 2

LIMITATIONS

Section 2.1 No Joint Venture or Partnership.  This Agreement is not intended to create, and shall not be construed as creating, a joint venture, partnership, or other association pursuant to applicable Law.  Except as specifically provided to the contrary in this Agreement, neither Party shall be responsible for the obligations or actions of the other Party, and each Party shall be severally liable for its obligations arising hereunder.

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Section 2.2 Violation of Law; Conflicts.  Notwithstanding anything to the contrary in this Agreement, Service Provider shall not be required to provide any Transition Service if the provision of such Transition Service would (or, in the reasonable opinion of Service Provider, might) violate any Laws or any contract, agreement, or other arrangement (whether written, oral, or otherwise).

Section 2.3 Modifications and Fees.  In no event shall Service Provider be obligated to: (a) make modifications to its existing systems, equipment, records, or procedures; (b) acquire or expand assets, equipment, rights, or properties (including, without limitation, computer equipment, software, furniture, fixtures, machinery, vehicles, tools, and other tangible personalty) beyond the level and location currently provided by Service Provider as of the date hereof; (c) hire additional employees or contractors; or (d) pay any costs related to the transfer or conversion of data from Service Provider or its Affiliates to Buyer.

Section 2.4 Conflicts of Interest.  Service Provider and Buyer shall cooperate in good faith to establish reasonable guidelines for Service Provider to minimize any potential conflicts of interest in providing the Transition Services and in the operation of the business with respect to the Interests.

ARTICLE 3

COMPENSATION AND DEFAULT

Section 3.1 Compensation.  During the Transition Period  (unless earlier terminated as to such Transition Service or this Agreement as a whole), Buyer shall pay to Service Provider the amount set forth on Schedule 1.

Section 3.2 Payment.  Buyer shall pay all amounts due on or before the date specified in Schedule 1 in immediately available funds to one or more bank accounts designated by Service Provider.  Interest shall accrue on any unpaid amounts at the Agreed Rate from the date due.

Section 3.3 Payment Disputes.  Any dispute that is not resolved between the Parties shall be resolved in accordance with the dispute resolution procedures set forth in Section 6.4.

Section 3.4 Buyer Default.  It shall constitute a default on behalf of Buyer if Buyer fails to timely pay any amount due (a "Buyer Default") for Transition Services provided pursuant to this Agreement in accordance with the provisions of this Article 3, which failure continues for at least ten (10) business days following receipt of written notice to Buyer that such amount is past due.  Upon the occurrence of a Buyer Default, Service Provider may, in addition to any other remedies that it may have at Law, equity, or otherwise suspend all or any portion of the provision of Transition Services, including Transition Services for which payment is outstanding, until such time as the Buyer Default is cured and all indebtedness to Service Provider under this Agreement for such suspended Transition Services is paid in full.

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Section 3.5 Service Provider Default.

(a) Subject to the rights of Service Provider in Section 3.4, it shall constitute a default on behalf of Service Provider (an "Service Provider Default") if Service Provider materially fails to provide a Transition Service to Buyer in accordance with the terms and conditions of this Agreement, which failure continues for at least thirty (30) days following receipt of written notice to Service Provider; provided, however, that if Service Provider cannot reasonably cure such failure within such thirty (30) day period, no Service Provider Default shall be deemed to have occurred, provided that Service Provider demonstrates that it has taken steps to cure such failure within such thirty (30) day period and diligently prosecutes such cure to completion.

(b) Upon the occurrence and continuance of a Service Provider Default, Buyer may, as its sole remedy, terminate this Agreement and recover from Service Provider the fee paid by Buyer for the current month, together with liquidated damages in the amount of one month’s fee hereunder.  Following such termination, Service Provider shall use commercially reasonable efforts to assist Buyer in taking over the Transition Services or engaging another service provider to perform such services..

ARTICLE 4

TERM AND TERMINATION

Section 4.1 Term.  With respect to each Transition Service, the term of this Agreement shall commence on the Closing Date and shall continue until the end of the Transition Period unless earlier terminated pursuant to the terms of this Agreement (including, without limitation, Section 4.2 and Section 3.4).

Section 4.2 Discontinuation of Transition Services.  After the date hereof, Buyer may, without cause and in accordance with the terms and conditions of this Agreement, request the discontinuation of the Transition Services, in whole or in part, by giving Service Provider at least ten (10) days prior written notice.  The termination of the Transition Services, or any thereof, shall not affect a reduction in the consideration payable for the Transition Services; provided, however, that, if the Transition Services are terminated prior to the next succeeding payment period set forth on Schedule 1 with respect thereto, the amount payable with respect to the Transition Services shall not be payable for such period.  Without limiting the foregoing, the consideration payable with respect to the Transition Services shall not be reduced in the event that the Transition Services are terminated (in whole or in part) after the date on which payment with respect to such Transition Services for the applicable period was due, and Buyer shall not be entitled to a refund of any previously paid amounts due to such termination.

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Section 4.3 Effect of Termination.  Subject to Section 3.5, upon the discontinuation or termination of Transition Services hereunder, this Agreement shall be of no further force and effect (a "Discontinued Service"), except (a) Buyer shall be liable to Service Provider for all costs, expenses, losses, and obligations incurred prior to the date of such discontinuation or termination or as a result of such discontinuation or termination (provided, however, that Service Provider shall take commercially reasonable steps to minimize such amounts), and (b) as set forth to the contrary in this Agreement (including, without limitation, Section 4.5).

Section 4.4 Transfer of Records.  Service Provider shall, within ten (10) business days of the termination or discontinuation of Transition Services, deliver all books and records required to be delivered by Service Provider pursuant to Section 13.4 of the Purchase Agreement and not theretofore delivered.

Section 4.5 Survival.  The terms of this Section 4.5 and Sections 2.3, 2.4, 3.1 and 3.2 (to the extent of any unpaid amounts), 3.3 (to the extent of any disputed amounts), 4.3, 4.4, and Articles 5 and 6 shall survive the discontinuation or termination of any or all of the Transition Services or this Agreement.

ARTICLE 5

INDEMNITY

Section 5.1 Indemnification.  From and after the date hereof, Buyer agrees, to the fullest extent permitted by Law, to indemnify, defend, and hold harmless Service Provider and its Affiliates and its and their respective officers, directors, employees, agents, and representatives (the "Service Provider Group") from and against any and all losses, obligations, costs, expenses, damages, claims, awards, or judgments incurred or suffered by the Service Provider Group caused by, arising out of, or resulting from the provision of the Transition Services, EVEN IF SUCH LOSSES, OBLIGATIONS, COSTS, EXPENSES, DAMAGES, CLAIMS, AWARDS, OR JUDGMENTS ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, OR OTHERWISE), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE SERVICE PROVIDER GROUP, INVITEES, OR THIRD PERSONS, AND WHETHER OR NOT CAUSED BY ANY PRE-EXISTING CONDITION, OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SERVICE PROVIDER GROUP.  Buyer shall periodically reimburse any Person entitled to indemnity hereunder for its legal and other expenses incurred in connection with defending any claim with respect to such losses, obligations, costs, expenses, damages, claims, awards, or judgments.

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Section 5.2 Indemnification Procedures.  The indemnification procedures applicable to this Agreement shall be the same indemnification procedures set forth in Section 14.11 of the Purchase Agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which shall together constitute but one Agreement.

Section 6.2 Notices.  All notices that are required or that may be given pursuant to this Agreement shall be sufficient in all respects if given in accordance with the terms of Section 14.2 of the Purchase Agreement.

Section 6.3 Governing Law.  This Agreement and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law that would direct the application of the laws of another state.

Section 6.4 Dispute Resolution.  Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim, or controversy arising out of or in relation to or in connection with this Agreement, and each Party agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim will be instituted exclusively in the United States District Court for the Northern District of Texas, Dallas Division.  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT.

Section 6.5 Captions.  The captions in this Agreement are for convenience only and shall not be construed to be a part of, or affect the construction or interpretation of, any provision of this Agreement.

Section 6.6 Waivers.  Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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Section 6.7 Assignment.  Except as expressly set forth to the contrary herein, no Party shall assign, delegate, or otherwise transfer or alienate in any respect (whether by assignment, conveyance, pledge, change of control, sale of stock, merger, assignment for the benefit of creditors, receivership, bankruptcy, or otherwise) any of its rights and duties under this Agreement without the prior written consent of the other Party.  Any such assignment, delegation, transfer, or alienation without such consent shall be void.  Notwithstanding the foregoing, Buyer acknowledges and agrees that certain services required to be provided by Service Provider may be provided by third Persons.  Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and assigns.

Section 6.8 Entire Agreement.  This Agreement and the Purchase Agreement and the Exhibits and Schedules attached hereto and thereto constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all prior agreements, arrangements, understandings, and negotiations, whether oral or written, of the Parties with respect to such subject matter.

Section 6.9 Time of the Essence.  With regard to all time periods and dates set forth herein, the Parties agree that time is of the essence.

Section 6.10 No Third-Person Beneficiaries.  Except as expressly set forth in Section 5.1, nothing in this Agreement shall entitle any Person other than Buyer and Service Provider to any claim, cause of action, remedy, or other right of any kind.

Section 6.11 Amendment.  This Agreement may be amended or modified only by an agreement in writing signed by the Parties and expressly identified as an amendment or modification.

Section 6.12 Construction.  Each Party has had the opportunity to exercise business discretion with respect to the negotiation of the details of this Agreement and the transactions contemplated hereby.  This Agreement is the result of arm's-length negotiations from equal bargaining positions.  This Agreement shall not be construed against any Party, and no consideration shall be given or presumption made on the basis of which Party drafted this Agreement or any particular provision hereof.

Section 6.13 Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any rule of Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Section 6.14 Limitation on Damages.  Notwithstanding anything to the contrary contained herein, no Party or any of its respective Affiliates shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than special or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) and each Party, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby.

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Section 6.15 Force Majeure.  The Parties recognize that they may be delayed or prevented from complying with any or all of the provisions of this Agreement due to force majeure, including, without limitation, mechanical or downhole problems, the effects of weather, accident, acts of God, strike, lockout, the unavailability of certain services customarily obtained by Service Provider from third Persons, or other causes beyond the reasonable control of the Party claiming an excuse under this Section 6.15.  Neither Party shall be deemed to be in default under this Agreement to the extent that its performance is presented by an event of force majeure.  The affected Party shall promptly notify the other Party of the occurrence of a force majeure.  The affected Party shall use reasonable diligence to remove the effect of the force majeure, and shall have a reasonable time after such cause terminates in which to commence or resume operations.  The affected Party's obligation to make monetary payments under this Agreement shall not be relieved by an event of force majeure.

Section 6.16 References.  In this Agreement:

(a) Capitalized terms used but not defined shall have the meanings assigned to such terms in the Purchase Agreement;

(b) References to any gender includes a reference to all other genders;

(c) References to the singular includes the plural, and vice versa;

(d) Reference to any Article or Section means an Article or Section of this Agreement;

(e) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(f) Unless expressly provided to the contrary, "hereunder", "hereof", "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(g) References to "$" or "dollars" means United States dollars; and

(h) "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

8

IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties as of the date first above written.

SERVICE PROVIDER: RWG ENERGY, INC., a Delaware corporation
By:
Name:	Drake N. Smiley
Title:	Senior Vice President

BUYER: MILAGRO PRODUCING, LLC, a Delaware limited liability company
By:
Name:
Title:

9

SCHEDULE 1

TRANSITION SERVICES

Start Date.  Closing Date.

End Date.  February 28, 2011.

Services.  The following services with respect to the Interests:

1.           Revenue accounting services, including revenue collection and distribution on behalf of Buyer, accounting for lease use gas and monthly reports to Buyer;

2.           Production administration services, including daily production reporting and filing of reports with state agencies as necessary; and

3.           Land administration services, including payment on behalf of Buyer (to be net settled out of production revenues) of lease rentals, minimum royalties, shut-in royalties, other lease maintenance activities and division order maintenance.

Compensation.  $5,000.00 per month (or portion thereof), due within 10 days after the commencement of each 30-day period.

SCHEDULE 2.4

AGREED VALUES

Intentionally Omitted

SCHEDULE 3.2(c)
to Purchase and Sale Agreement between
RWG Energy, Inc., Seller, and
Milagro Producing, LLC, Buyer
Properties for which Title is Held by a Third Party

1.	EOG Resources, Inc. went Non-Consent on the drilling of the Brown #2H. EOG Resources, Inc. owes an assignment of its interest to RWG Energy, Inc. in and to the borehole of the Brown #2H.

SCHEDULE 4.6
to Purchase and Sale Agreement between
RWG Energy, Inc., Seller, and
Milagro Producing, LLC, Buyer
Long Term Production Sales Contracts

1.	Gas Processing Agreement between RWG Energy, Inc. and Targa North Texas LP. This agreement expires September 30, 2013.

2.	Crude Purchase Agreement between RWG Energy, Inc. and Conoco Phillips. This agreement expires June 30, 2011.

SCHEDULE 4.8
to Purchase and Sale Agreement between
RWG Energy, Inc., Seller, and
Milagro Producing, LLC, Buyer
Material Executory Contracts; Commitments

1.	Participation Agreement dated May 15, 2003 between WG Energy Holdings, Inc. and Chief Holdings LLC.

2.	Joint Operating Agreement dated May 15, 2003 between Chief Oil and Gas LLC, Operator, Chief Holdings LLC and WG Energy Holdings, Inc.

3.	Letter of Intent dated April 22, 2004 between EOG Resources, Inc., WG Energy Holdings, Inc., and Ted Collins, Jr.

4.	Joint Operating Agreement dated April 30, 2004 between EOG Resources, Inc., Operator, WG Energy Holdings, Inc., and Ted Collins, Jr.

5.	Joint Operating Agreement dated September 1, 2005 between WG Operating, Inc. on behalf of RWG Energy, Inc., Operator, and Ted Collins, Jr.

6.	Confidential Settlement Agreement and Full and Final Release between Barry Bradford doing business as Crossland Oil and Gas and WG Energy, Ltd.

7.	Joint Operating Agreement dated December 1, 2000 between WG Operating, Inc., Operator, Barry Bradford dba Crossland Oil and Gas and WG Energy, Ltd.

8.	Gas Processing Agreement between RWG Energy, Inc., and Targa North Texas LP. This agreement expires September 30, 2013.

9.	Crude Purchase Agreement between RWG Energy, Inc., and Conoco Phillips. This agreement expires June 30, 2011.

10.	Data License and Confidentiality Agreement dated December 20, 2005 between Ram Energy, Inc., Licensee, and PACSEIS, Inc., Licensor. Boonsville 3D.

11.	Data License and Confidentiality Agreement dated January 11, 2006 between Ram Energy, Inc., Licensee and PACSEIS, Inc., Licensor. Boonsville 3D.

SCHEDULE 4.8
(CONTINUED)
to Purchase and Sale Agreement between
RWG Energy, Inc., Seller, and
Milagro Producing, LLC, Buyer
Material Executory Contracts; Commitments

12.	Proprietary Data License Agreement, effective October 5, 2006, between Devon Energy Production Company, L.P., Licensor, and Ram Energy, Licensee. North of Paradise Frazier 3D

13.	Seismic Letter Agreement dated March 30, 2007 between RWG Energy, Inc., EOG Resources, Inc., and Carrizo Oil and Gas, Inc. S.W. Wise 3D

14.	Seismic Letter Agreement dated June 19, 2008 between EOG Resources, Inc., Ram Energy, Inc., and Devon Energy Corporation. Chico 3D

15.	Seismic Letter Agreement dated September 27, 2006 between EOG Resources, Inc., and Ram Energy, Inc. S.W. Wise Survey and North Bridgeport Survey.

16.	Seismic License Agreement between Devon Energy Corporation, Licensor, and Ram Energy Resources, Inc., Licensee. Frazier 3D-Mason-Dethloff Area.

17.	Lease dated July 15, 2001 between Mike and Cindy White (Landlord) and W. G. Operating, Inc. (Tenant) for residential space at 636 Lanai Drive, Runaway, Texas (Boonsville Field Office).

18.	Compressor Lease Purchase Agreement dated May 23, 2009 between Industrial Equipment and RAM Energy, Inc. (Slay Lease Compression).

SCHEDULE 4.9
to Purchase and Sale Agreement between
RWG Energy, Inc., Seller, and
Milagro Producing, LLC, Buyer
Pending and Threatened Claims/Litigation

None

SCHEDULE 4.10
to Purchase and Sale Agreement between
RWG Energy, Inc., Seller, and
Milagro Producing, LLC, Buyer
Environmental Matters

1.
All of the wells drilled to and completed in the Barnett Shale formation have been stimulated  bya process known as hydraulic fracturing, or “fracing”.  A hydraulic fracture is created bypumping fracturing fluid into the wellbore at a rate sufficient to increase the downhole pressure to a value in excess of the fracture gradient of the reservoir rock.  The fracturing fluid usually contains a mixture of water, proppants (typically fine sand) and various chemicals, some of which may be hazardous to plant and animal life.  The process causes the formation to “crack”, allowing the fracturing fluid to enter and extend into the formation, and perhaps migrate under pressure into other underground structures. Some critics have complained that hydraulic fracturing poses a substantial risk of groundwater pollution and that the chemicals utilized in frac fluid also may have a deleterious effect on the environment if released or disposed of improperly on the surface.  The intent of this disclosure is to advise Buyer that hydraulic fracturing and the attendant migration, release and disposal of fracturing fluids is a risk unavoidably associated with completing wells in and producing wells from the Barnett Shale formation, and that Buyer accepts the Properties with full knowledge and understanding of such risks.

SCHEDULE 4.11(a)
to Purchase and Sale Agreement between
RWG Energy, Inc., Seller, and
Milagro Producing, LLC, Buyer
Royalty Claims/Demands

        None

SCHEDULE 4.11(b)
to Purchase and Sale Agreement between
RWG Energy, Inc., Seller, and
Milagro Producing, LLC, Buyer
Suspense Register

Intentionally Omitted

SCHEDULE 4.11(c)
to Purchase and Sale Agreement between
RWG Energy, Inc., Seller, and
Milagro Producing, LLC, Buyer
Wells Temporarily Abandoned or Shut In

Intentionally Omitted

SCHEDULE 4.11(d)
to Purchase and Sale Agreement between
RWG Energy, Inc., Seller, and
Milagro Producing, LLC, Buyer
Outstanding AFEs; Capital Expenditure Commitments

None

SCHEDULE 4.11(h)
to Purchase and Sale Agreement between
RWG Energy, Inc., Seller, and
Milagro Producing, LLC, Buyer
Preferential Rights; Consents to Assign

PREFERENTIAL RIGHTS TO PURCHASE

1.
Pursuant to that certain Joint Operating Agreement dated April 30, 2004 by and between EOG Resources, Inc., Operator, and WG Energy Holdings, Inc., and Ted Collins, Jr., Non-Operators.  Current known parties holding the preferential right are EOG Resources, Inc. and Devon Energy Production Company, L.P.

2.
Pursuant to that certain Joint Operating Agreement dated May 15, 2003 by and between Chief Oil and Gas LLC, Operator, Chief Holdings LLC and WG Energy Holdings, Inc.  Current known party holding the preferential right is Devon Energy Production Company, L.P.  This preferential right is currently not in effect.

CONSENTS TO ASSIGN

1.
Pursuant to that certain Oil and Gas lease between Tarrant County Water Control and Improvement District No. 1 and Cities Service Oil Company dated March 10, 1949 recorded in Volume 139, page 149 in the Deed Records of Jack County, Texas.

1.
Pursuant to that certain Oil and Gas lease between Tarrant County Water Control and Improvement District No. 1 and Cities Service Oil Company dated March 10, 1949 and recorded in Volume 144, page 57 of the Deeds Records of Jack County, Texas.

2.
Pursuant to that certain Oil and Gas lease between Tarrant County Water Control and Improvement District No. 1 and Cities Service Oil Company dated March 10, 1949 and recorded in Volume 141, page 49 of the Deed Records of Jack County, Texas.

3.	Certain of the Seismic Agreements identified on Schedule 4.8 contain transfer restrictions.

NOTICE

1.
Pursuant to that certain Amended Right of Way Agreement dated June 24, 1993 between The Collins Children’s Trust and OXY USA Inc.  Notice of any assignment of this Amended Right of Way Agreement shall be given within 30 days of any assignment.

SCHEDULE 4.11(j)
to Purchase and Sale Agreement between
RWG Energy, Inc., Seller, and
Milagro Producing, LLC, Buyer
Production Pipeline Inbalances; Payout Balances

None